Exhibit 99.1

SOLAREDGE FILES PATENT INFRINGEMENT LAWSUIT AGAINST
 HUAWEI AND DISTRIBUTOR IN GERMANY

MUNICH, GERMANY (June 18, 2018) – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy, announced today that it has filed a lawsuit for patent infringement against Huawei Technologies Co., Ltd., a Chinese entity, Huawei Technologies Düsseldorf GmbH, a German entity, and WATTKRAFT Solar GmbH, a German distributor for Huawei.

The lawsuit, filed in the Regional Court of Mannheim in Germany, one of the most pre-eminent German patent courts, asserts unauthorized use of patented technology, which is prohibited by law, and is intended to protect SolarEdge’s significant investment in its innovative DC optimized inverter technology. Seeking monetary damages, an injunction, and recall of infringing Huawei inverters from the German market, the lawsuit is intended to prevent the defendants from selling any multi-level inverters infringing upon SolarEdge’s PV inverter technology protected in the asserted patent in Germany.

“The success of the entire PV industry has been and continues to be driven by innovative technology that makes PV energy more affordable and ubiquitous. Such innovation requires significant financial investment and years of dedication and hard work from skilled R&D engineers. The PV industry cannot sustain such efforts under the constant threat of, in our view, illegal use of proprietary technology and we will not remain silent as our intellectual property is exploited," stated Guy Sella, CEO, Chairman, and Founder of SolarEdge. “SolarEdge’s patents and other intellectual property are the result of our relentless pursuit of innovation and commitment towards worldwide PV proliferation. In order to protect our intellectual property, we are taking legal action against Huawei and its distributor.”

As a global leader in smart energy technology with world-class engineering capabilities, SolarEdge holds 126 awarded patents, 169 additional patent applications worldwide, and other extensive intellectual property covering smart energy technology.

About SolarEdge:
SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, UPS, and grid services solutions. SolarEdge is online at http://www.solaredge.com

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Press Contacts
SolarEdge Technologies
Danya Golan, Senior Director of Marketing
+972-52-6263348
danya.golan@solaredge.com

Sapphire Investor Relations, LLC
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investors@solaredge.com